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                                                                   EXHIBIT 10

                CONSULTING AGREEMENT WITH PROFESSOR MARC GIRARD

                              CONSULTING AGREEMENT

         This Agreement is made as of June 10, 2004, to be (partially retroactively) effective January 15, 2004 between MYMETICS CORPORATION, a Delaware Corporation (the "COMPANY"), and Professor MARC GIRARD, an individual resident of Lyon, France (the "CONSULTANT").


                                    PREAMBLE

         The Company requires certain scientific assistance and advice in matters of vaccines research and development, and the Consultant has valuable experience and contacts and wishes to assist the Company in this regard. The parties have been actively cooperating since January 15, 2004 on the basis of a Gentlemen's agreement and a Company Board Resolution dated January 9, 2004. Now therefore, the parties, intending to be legally bound, agree as follows.


                                    AGREEMENT

         1. ENGAGEMENT. The Company hereby engages the Consultant to render the following services, and other services as reasonably requested by the Company:

         (1) In close consultation with the Company's Chief Scientific Officer, direct the Company's vaccine development efforts;

         (2) Assist the Company's Chief Scientific Officer in all matters of scientific importance;

         (3) Advise the Board of directors in matters of scientific and strategic importance;

         (4) Address issues relating to the Company's patents and patent applications;

         (5) Assist the Company's Chief Executive Officer in identifying and developing strategic joint venture opportunities for the Company world-wide.

The Consultant hereby accepts such engagement and covenants that he will devote his best efforts and skill to the performance of these services and such additional services as may be mutually agreed upon by the Company and the Consultant. The Company and the Consultant agree that the engagement shall comprise approximately 11 days of full time work per month.


         2.       FEES & EXPENSES.

         (A) RETAINER FEE AND EXPENSES. The Company agrees to pay the Consultant for his services E4'000.00 per month. The Company is obligated to pay the Consultant only for such time that the Consultant is available to and works for the Company. The Company shall reimburse the Consultant for his ordinary, necessary, and reasonable business expenses incurred on Company business upon presentation of properly documented expense reports to the Company's Chief Operating Officer. It is agreed that the Consultant shall be entitled to air-travel in business class for flights lasting more than 3 hours only.

         (B) STOCK ISSUE. In addition to the compensation set forth in (a) above, the Consultant shall receive free of charge 500'000 common shares of the Company.


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         3.       TERM.

         (a) This Agreement shall commence as of its effective date and shall continue indefinitely unless terminated by either party at any time and for any reason upon 15 days' prior written notice given to the other party. Notwithstanding any other provisions of this Agreement, this Agreement shall terminate automatically without notice at any time upon the occurrence of any of the following events:

                  (i) The Consultant's death or Total and Permanent Disability (as defined below);

                  (ii) A material breach of this Agreement by the Consultant;

                  (iii) The Consultant's engaging in conduct materially injurious to the Company or to himself, including but not limited to acts of dishonesty or fraud, commission of a felony or a crime of moral turpitude, or substance abuse; or

                  (iv) The Consultant's continuing and unreasonable refusal to substantially perform his duties for the Company as specifically directed by the Company.

         (b) TOTAL AND PERMANENT DISABILITY. "TOTAL AND PERMANENT DISABILITY" shall mean a mental or physical condition of the Consultant which, in the reasonable opinion of the Company's Board of Directors, renders the Consultant unable or incompetent, with or without reasonable accommodation, to perform the essential functions of his job or devote his best efforts (measured against prior performance) to the Company, or any of its successors, for more than 60 days.

         4. PROPRIETARY AND/OR CONFIDENTIAL INFORMATION. The Consultant agrees that he will not reveal (or permit to be revealed) to a third party or use for his own benefit, either during or for five years after the term of this Agreement, without the prior written consent of the Company, any proprietary and/or confidential information pertaining to the business of the Company, its shareholders, subsidiaries or other affiliates (collectively, "AFFILIATES") including but not limited to information about strategy, customers, suppliers, employees, financial condition, operations, procedures, know-how, formulas production, distribution, experiments, patents, or other trade secrets obtained while working with the Company or its Affiliates except for information clearly established to be in the public record. Consultant will communicate findings, conclusions, recommendations, and supporting data and analyses to the Company, and any such reports shall become the property of the Company. It is agreed and Consultant agrees that any and all inventions and discoveries, whether or not patentable, which he conceives and/or makes within the consulting period and which are a direct result of his consulting with the Company under this agreement and/or a direct result of proprietary and/or confidential information received from the Company shall be the property of the Company. Consultant further agrees that he will, upon request by the Company, promptly execute all applications, assignments, or other instruments which the Company shall deem necessary or useful in order to apply for and obtain Letters Patent in the United States and any foreign countries for such inventions and discoveries. It is understood that the Company will bear the cost of any such patent filing and prosecution.

         5. NON COMPETE. The Consultant agrees that he will not engage in any lucrative or voluntary activity during the term of this Agreement which may contribute to, aid or abet actual or potential competition for the Company.

         6. ARBITRATION. Any disagreement or claim (other than a claim for injunctive relief for violation of Sections 4 or 5 hereof) arising out of or

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relating to this Agreement, or the breach thereof, or its termination shall be submitted to arbitration pursuant to the provisions of the Uniform Arbitration Act in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The disputants shall promptly endeavor by mutual agreement to designate one person to serve as the Impartial Arbitrator within 30 days after written request for arbitration by any party hereto. If the disputants cannot agree on a single arbitrator, then each of the disputants shall promptly designate one person to serve as an arbitrator, and the arbitrators so designated shall within 10 days select another person (or two persons where necessary to ensure that the total number of arbitrators is an odd number) as Impartial Chairman of the Board of Arbitration (and where necessary, Impartial Vice Chairman) by agreement, or if they are unable to agree, then the Impartial Arbitrator shall be selected through the facilities of the New York Regional Office of the American Arbitration Association and in accordance with the rules thereof. The Award of the Impartial Arbitrator or the Board of Arbitration (as the case may be) shall be final and binding upon the disputants, subject only to such rights of appeal as are provided by the said Act. The costs of the arbitration proceeding, including the fees of the Impartial Arbitrator or the Board of Arbitration (as the case may be) shall be borne equally by the disputants.

         7. INDEPENDENT CONTRACTOR. The Consultant, in entering into this Agreement and carrying out his obligations hereunder, is an independent contractor and not an employee of the Company. The Consultant hereby agrees and understands that he is not entitled to any benefits or overtime payments that are available to employees of the Company. The Consultant is not and shall not be deemed to be an agent or Consultant of the Company, and shall have no power to bind the Company to any contract or warranty or in any respect whatever, whether by written or oral statements, by any course of conduct, or in any other manner, without the express written consent of the Company, which consent may not be general but must specifically refer to each particular instance as to which the Company consents to be so bound. The Consultant shall indemnify the Company against and hold it harmless from all damages, costs, and expenses (including attorneys' fees) which the Company may suffer or incur should it be held bound by any writing, speech, action or inaction of the Consultant other than those consented to by the Company.

         8. TAXES. To the extent any taxes may be due on the payments to Consultant provided in this Agreement, Consultant agrees to pay them himself and to indemnify and hold Company harmless for any tax claims or penalties resulting from such payments. Consultant further agrees to provide any and all information pertaining to Consultant upon request as reasonably necessary for Company to comply with applicable tax laws.

         9. MISCELLANEOUS. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceedings instituted to enforce rights hereunder shall be instituted in the State courts of New York and/or the federal courts of the Southern district of New York, New York. This Agreement shall be changed, waived, discharged, or terminated only by written agreement of both parties hereto. This Agreement shall inure to the benefit of the Company, its successors and assigns.



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MYMETICS CORPORATION                            THE CONSULTANT


By: /s/ CHRISTIAN ROCHET                        /s/ MARC GIRARD
    -------------------------                   ---------------------
Name:   CHRISTIAN ROCHET                        Professor MARC GIRARD
Title:  President and CEO





By: /s/  ERNST LUBKE
    -------------------------
Name:   ERNST LUBKE
Title:  CFO